Exhibit 99.1

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
 716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Names Robert Clare to Serve as
Managing Director – Asia Pacific

AMHERST, N.Y. – February 20, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO) a leading designer, manufacturer and marketer of material handling products, has named Robert S. Clare to the newly created position of Managing Director – Asia Pacific.

For the past two years, Mr. Clare was the European Business Development Managing Director and successfully oversaw the integration of Columbus McKinnon products and brands into the European market.  For 10 years prior to that, he served as Columbus McKinnon’s Managing Director for the United Kingdom, based in Chester, England.

In his new role, based in Hong Kong, Clare will serve on Columbus McKinnon’s Executive Committee and be responsible for leading the Company’s sales and manufacturing operations in Asia Pacific and growing its presence in this important region of the world.

“Bob has been a key player on our very successful European team, and he now has responsibility for building our business in one of our highest-potential growth markets,” President and Chief Executive Officer Timothy T. Tevens said.  “This is another important step in the organizational restructuring of our leadership team to expand our global leadership in the material handling industry.”

The Company previously announced the appointments of Wolfgang Wegener, Vice President and Managing Director – CMCO Europe; Gene Buer, Executive Director – Hoist Products, Americas; and Charles Giesige, Executive Director – Rigging Products, Americas.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, actuators, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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